EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No.  333-211582 on Form S-6 of our report dated July 12, 2016, relating to the statements of financial condition, including the portfolios of investments, of Morgan Stanley Global Investment Solutions — Uncommon Values Trust, 2016 Series and Morgan Stanley Global Investment Solutions — Uncommon Values Growth & Income Series, 2016, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
July 12, 2016